Exhibit 3.1

RESOURCE CAPITAL CORP.
ARTICLES OF AMENDMENT
(Changing its name to Exantas Capital Corp.)
Resource Capital Corp., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Article I of the charter of the Corporation (the "Charter") is hereby amended to change the name of the Corporation to:
Exantas Capital Corp.
SECOND: The foregoing amendment to the Charter has been duly approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.
THIRD: These Articles of Amendment are effective as of May 25, 2018 at 5:00 p.m. Eastern Daylight Time.
FOURTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Senior Vice President, Chief Legal Officer and Secretary on this 15th day of May, 2018.

ATTEST:		RESOURCE CAPITAL CORP.

By:	/s/ Michele R. Weisbaum	By:	/s/ Robert C. Lieber
Name:	Michele R. Weisbaum	Name:	Robert C. Lieber
Title:	Senior Vice President, Chief Legal Officer and Secretary	Title:	Chief Executive Officer

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